UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE l4A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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ATLAS AIR WORLDWIDE 2015 PROXY STATEMENT TEAR SHEET

2014 Performance Highlights

We delivered strong performance in 2014. We executed on a strategic plan that positioned us to capitalize on market improvement and the strong operating leverage of our model. In addition, we successfully met and exceeded our aggressive objective customer service quality goals and maintained a safe and compliant operation.

Capital Allocation Strategy

We are committed to creating, enhancing and returning value to our shareholders.

2014 Actions	Share Repurchases
Paid down ~$200 million of debt	Repurchased 1.8% of outstanding shares
Acquired three 777Fs for Dry Leasing
Maintained strong cash position	Remaining authority for up to $45 million

Shareholder Outreach and Engagement

Executive Compensation Program

2014 Pay for Performance

Our compensation program is strongly aligned with the performance of the Company, with a significant portion of senior executives’ compensation based upon metrics tied to our annual and long-term incentive plans. The performance metrics are designed to drive the achievement of key business, financial, customer service and operational annual and long-term results, in addition to individual contributions. The performance-based payouts for 2014 demonstrate the Compensation Committee has set rigorous goals that align with the Company’s strategy and reflect the performance outcomes over the past few years:

✓	Long-Term Incentive: Payout at 50% of target, reflecting a challenging operating environment in 2012 and 2013

✓	Annual Incentive: Payout at 2x target, reflecting our strong 2014 performance

Compensation Program Changes for 2014

In response to shareholder feedback, we made substantive changes to our compensation program in 2013-14 to further align pay for performance and enhance market alignment.

CEO Compensation Benchmarking	•	2014 CEO long-term incentive plan (LTI) award grants targeted at median of benchmark peer group; all future total direct compensation CEO pay decisions targeted at median of peers
Annual Bonus Performance Metrics	•	Further decreased individual performance metrics for the CEO to 20% in 2014 (versus 30% in 2013)
Peer Group	•	Revised the 2014 peer group to consist of 20 companies in industries similar to ours, with median revenue size approximately equal to AAWW revenues (including revenues of Polar)
Multiple Peer Groups	•	Single new representative and relevant peer group to benchmark 2014 compensation
Incentive Plans Performance Metrics	•	Long-term incentive plan metrics changed from relative to absolute measures
Clawback	•	Adopted incentive plan clawback policy
Change-in- Control Provisions	•	Long-term incentive awards have double trigger change-in-control provisions

2014 Total CEO Compensation Opportunity

[1] Represents maximum total compensation opportunity in 2014 that was performance-based, including 43.2% in performance-based long-term incentive opportunity and 24.1% in annual incentive opportunity	2

Compensation Best Practices

✓

Significant “At Risk” Compensation: More than 65% of maximum total CEO and total other NEOs target compensation is “at risk” and subject to achievement of objective, pre-established performance goals tied to operational, financial and strategic objectives

✓	“Clawback” Policy: Adoption of a “clawback” of annual incentive compensation to discourage imprudent risk taking

✓

“Double Trigger” Vesting Acceleration: “Double trigger” in long-term equity and cash performance incentive awards (granted in 2014 and beyond), with no vesting unless a change of control is accompanied by a qualifying termination of employment. Now more than half of our outstanding grants require a “double trigger” to accelerate vesting upon a change of control

✓	No Change of Control Gross Ups: Change of control payments are not grossed up for tax purposes

✓	Extended Vesting Requirements: Time-based equity award agreements provide for a four-year vesting schedule

✓	Limited Perquisites: The Company strictly limits perquisites and does not provide for items such as personal use of airplanes, Company-provided autos and/or auto allowances or club dues

✓	No Grants of Stock Options: The Company provides full value equity awards with either performance-based vesting or extended time-vesting requirements and has not granted stock options for many years

✓	No Repricing: Repricing of underwater stock options not allowed

✓	Stock Ownership Requirements: Minimum stock ownership guidelines and recommended holding periods for stock are in place, and all executive officers are compliant in all respects

✓

No Hedging or Pledging of Shares: Insiders prohibited from engaging in hedging and monetizing transactions involving the Company’s securities and from engaging in certain speculative transactions in respect of the Company’s securities

✓	Risk Management: Compensation program design does not promote excessive risk taking

✓	Independent Compensation Consultant: The Compensation Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the Committee

✓	No Adjustments for Shareholder Buybacks: Shareholder buybacks are not factored in EPS calculations for AIP purposes. Therefore, executives’ annual incentives do not benefit from share buybacks

✓	162(m) Compliant: AIP compensation is designed to qualify as performance-based compensation under Section 162(m)

✓	Performance Assessment: The Compensation Committee annually assesses its own performance

Strong, Well-Balanced Governance Practices

✓	Highly Qualified Board. Our directors bring deep industry experience and diverse skill-sets, to provide effective oversight in the boardroom

✓	Independent Board Leadership. We have had an independent Chairman in place for more than 10 years, elected annually by the Board; recently appointed a new independent Chairman in 2014

✓	Best Practices. We maintain corporate governance best practices that promote accountability and protect shareholder rights, having recently adopted majority voting in uncontested elections

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In addition, we have annually elected directors, 100% Board independence (except our CEO), separate CEO and Chairman positions, no poison pill in place, 100% independent Board committees, and ongoing dialogue with shareholders

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